Exhibit 99.1

TIB Financial Corp. & Subsidiaries

Statement of Policy with respect to Related Party Transactions

A.  Introduction.

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted this policy which shall be followed in connection with all related party transactions involving the Company.

Under this policy, any “Related Party Transaction” shall be consummated or shall continue only if:

  the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the transaction is approved by the disinterested members of the Board of Directors, or the transaction involves compensation approved by the Company’s Compensation Committee
     For these purposes, a “Related Party” is:

  an executive officer (which shall include at a minimum each executive vice president and Section 16 officer) or director of the Company, a shareholder owning in excess of five percent of the Company (or its controlled affiliates), a party who is an immediate family member of an executive officer or director, or an entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

     For these purposes, a “Related Party Transaction” is a transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than:
  transactions available to all employees or customers generally, transactions involving less than $5,000 when aggregated with all similar transactions, or loans made by a banking subsidiary of the Company in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with parties not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

B.  Audit Committee Approval

The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Party Transactions. Annually, at an Audit Committee meeting, management shall recommend Related Party Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Committee as to any material change to those proposed transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

D.  Corporate Opportunity

The Board recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such opportunity may be consummated by a Related Party (other than an otherwise unaffiliated 5% shareholder), such opportunity shall be presented to the Board of Directors of the Company for consideration.

E.  Disclosure

All Related Party Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Party Transactions shall be disclosed to the Audit Committee of the Board and any material Related Party Transaction shall be approved by the full Board of Directors.

F.  Other Agreements

Management shall assure that all Related Party Transactions are approved in accordance with any requirements of the Company’s financing ag